Exhibit 99.1

MabVax Therapeutics Schedules Previously Announced 1-for-3 Reverse Stock Split to Regain Compliance with NASDAQ’s $1.00 Minimum Bid Price Maintenance Requirement

San Diego, CA, February 15, 2018 -- MabVax Therapeutics Holdings, Inc. (NASDAQ: MBVX) (“MabVax” or the “Company”), a clinical-stage biotechnology company focused on the development of antibody-based products to address unmet medical needs in the treatment of cancer, today announced that the Board of Director’s previously approved 1-for-3 reverse stock split is scheduled to be effective with the opening of trading on the NASDAQ Capital Markets on Friday, February 16, 2018 on a split-adjusted basis under the trading symbol “MBVX.” The primary intent of the reverse split is to increase the market price of the Company’s common stock in order to regain compliance with the NASDAQ Capital Market’s $1.00 minimum closing bid price for at least ten trading days prior to the March 5, 2018 deadline for continued listing. There is no guarantee that the Company will successfully regain compliance.

Dave Hansen, President and Chief Executive Officer of MabVax commented, “Maintaining our NASDAQ listing is critical at such an important time for the Company. We have made solid progress over the last twelve months advancing our strategy and positioning MabVax to achieve key clinical and corporate milestones over the course of 2018.”

“We recently announced positive interim results from our ongoing Phase 1 trial evaluating MVT-5873 in combination with standard of care chemotherapy in patients newly diagnosed with pancreatic and other CA19-9 positive malignancies and have plans to enroll additional patients to further explore safety and potential responses seen to date. We are also on track to report interim data this quarter from our product candidate, MVT-1075, a human antibody-based radioimmunotherapy ("RIT") product currently being evaluated in a Phase 1 clinical trial for the treatment of pancreatic, colon and lung cancer. Further, we are in advanced discussions with several third parties exploring and evaluating strategic options regarding potential partnering of certain antibody assets for defined fields of use. We continue to believe that 2018 will be a breakthrough year for MabVax,” added Hansen.

The 1-for-3 reverse stock split will automatically convert three current shares of MabVax’s common stock into one new share of common stock. As of February 16, 2018, the result of the reverse split will reduce the number of outstanding shares of MabVax common stock to 9,160,506 shares, excluding unconverted preferred stock, outstanding and unexercised share options and warrants and subject to adjustment for fractional shares. No fractional shares will be issued in connection with the reverse stock split and fractional share amounts resulting from the reverse split will be rounded up to the nearest whole share. Any options, warrants, preferred shares and contractual rights outstanding as of February 16, 2018 that were subject to adjustment were adjusted in accordance with their terms. These adjustments included, without limitation, changes to the number of shares of MabVax common stock that may be obtained upon exercise or conversion of these securities, and changes to the applicable exercise or purchase price of such securities.

Computershare Investor Services PLC will act as the exchange agent for the reverse stock split. Stockholders holding their shares electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares through a bank, broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split and will not be required to take any action in connection with the reverse stock split. For those stockholders holding physical stock certificates, Computershare Investor Services PLC will send instructions for exchanging those certificates for shares held electronically in book-entry form or for new certificates, in either case representing the post-split number of shares.

Shares of MabVax’s common stock will continue trading on the NASDAQ Capital Market on a post-split basis on February 16, 2018 under the new CUSIP number 55414P702.

About MabVax

MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company with a fully human antibody discovery platform focused on the rapid translation into clinical development of products to address unmet medical needs in the treatment of cancer. Our antibody MVT-5873, is a fully human IgG1 monoclonal antibody (mAb) that targets sialyl Lewis A (sLea), an epitope on CA19-9, and is currently in Phase 1 clinical trials as a therapeutic agent for patients with pancreatic cancer and other CA19-9 positive tumors. CA19-9 is expressed in over 90% of pancreatic cancers and in other diseases including small cell lung and GI cancers. CA19-9 plays an important role in tumor adhesion and metastasis, and is a marker of an aggressive cancer phenotype. CA19-9 serum levels are considered a valuable adjunct in the diagnosis, prognosis and treatment monitoring of pancreatic cancer. With our collaborators including Memorial Sloan Kettering Cancer Center, Sarah Cannon Research Institute, Honor Health and Imaging Endpoints, we have treated 50 patients with either our therapeutic antibody designated as MVT-5873 or our PET imaging diagnostic product designated as MVT-2163 in Phase 1 clinical studies, and demonstrated early safety and specificity for the target. Patient dosing has commenced for our lead development program in Phase 1 clinical study of the Company's radioimmunotherapy product MVT-1075. For additional information, please visit the Company's website, www.mabvax.com.

Forward-Looking Statements

This press release contains "forward-looking statements" regarding matters that are not historical facts, including statements relating to the Company's reverse split, clinical trials and product development pipeline. We have no assurance that all the product development pipeline will be fully developed by the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the fiscal year ended December 31, 2016, as amended and supplemented from time to time and the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Investor Contact:

Jenene Thomas
Jenene Thomas Communications, LLC
Phone: +1 (908) 938-1475
Email: jtc@jtcir.com

Media Contact:

Travis Kruse, Ph.D.
Russo Partners LLC
Phone: 212-845-4272
Email: travis.kruse@russopartnersllc.com